Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of First Western Financial, Inc. on Form S-1 MEF of our report dated March 31, 2018 on the consolidated financial statements of First Western Financial, Inc. and Subsidiaries and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Denver, Colorado

July 18, 2018